BlackRock Funds (the "Registrant"):  BlackRock Multi-Manager
Alternative Strategies Fund (the "Fund")

77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to Sub-Item 77Q1(e) of Form
N-SAR, a copy of Amendment No. 1 to the Sub-Advisory Agreement between BlackRock Advisors, LLC and GLG Partners LP, with respect to the Fund


Amendment No. 1 to the Sub-Advisory Agreement

 This Amendment No. 1 to the Sub-Advisory Agreement (as defined below) dated as of February 23rd, 2018 is entered into by and between BlackRock Advisors, LLC, a Delaware limited liability company (the "Adviser"), and GLG Partners LP, a United Kingdom limited partnership (the "Sub-Adviser").

 WHEREAS, the Adviser and the Sub-Adviser have entered into a Sub-Advisory Agreement dated as of April 26, 2016 (the "Sub-Advisory Agreement") pursuant to which the Adviser appointed the Sub-Adviser to act as an investment sub-adviser with respect to BlackRock Multi-Manager Alternative Strategies Fund (the "Fund"), a series of BlackRock Funds (the "Trust"); and

 WHEREAS, the U.K. Financial Conduct Authority ("FCA") has implemented changes to its Handbook of Rules and Guidance ("FCA Rules") to reflect the requirements of the Markets in Financial Instruments Directive II ("MiFID II"), and the Sub-Adviser wishes to amend the Sub-Advisory Agreement to ensure compliance with the new MiFID II regulatory regime; and

 WHEREAS, Section 25 of the Sub-Advisory Agreement provides that the Sub-Advisory Agreement may be changed only by an instrument in writing signed by the party against whom enforcement of the change is sought and, to the extent required by applicable law, a change to the Sub-Advisory Agreement shall not be effective until approved (i) by a vote of a majority of the Trustees of the Trust who are not interested persons of the Trust (the "Independent Trustees"), and (ii) if the terms of this Agreement shall have changed, by a vote of a majority of the Fund's outstanding voting securities (except in the case of (ii), pursuant to the terms and conditions of a Securities and Exchange Commission exemptive order permitting the Trust to modify the Sub-Advisory Agreement without such vote); and

      WHEREAS, the Board of Trustees of the Trust, including a majority of Independent Trustees, specifically approved this amendment;

 NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	The following is added as the last sentence of Section 1:

For purposes of the FCA Rules, the Adviser will be treated by the Sub-Adviser as a professional client. The Adviser has the right to request a different categorization.

2.	Section 3(b) is hereby amended to prohibit, notwithstanding
any other provision in the Agreement, the Sub-Adviser from effecting transactions for the Managed Portion with or through a broker or other intermediary who is willing to agree to also provide the Sub-Adviser with research services (or alternatively, to pay for such services provided to the Sub-Adviser by third party research providers).

3.	Section 3 is hereby amended to include the new sub-sections
(e), (f) and (g) as follows:

(e) With respect to the Managed Portion, the Adviser agrees to the Sub-Adviser's policy for seeking to achieve best execution (the "Best Execution Policy"), a summary of which has provided to the Adviser. In particular, the Adviser consents to the Sub-Adviser proceeding to execute its orders outside a trading venue (meaning, a regulated market, multilateral trading facility or organized trading facility within the meaning of the FCA Rules). In effecting transactions for the Managed Portion, the Sub-
Adviser shall take reasonable steps to obtain the best possible results for the Adviser and the Fund in accordance with the FCA Rules and shall comply with the Best Execution
Policy.

(f) To the extent that the Sub-Adviser determines that the Managed Portion includes any commodity derivatives contracts, the Sub-Adviser shall ensure that its dealings in respect of any in-scope instruments for the Managed
Portion shall comply with any portion limit that the FCA or any other applicable regulator might apply. The Sub-
Adviser shall be expressly permitted to reduce or close out a position entered into on the Adviser's or the Fund's behalf to the extent it is required to do so by the trading venue or its rules or where the Sub-Adviser reasonably considers this necessary or desirable to enable the Sub-
Adviser to comply with such rules.

(g) The Sub-Adviser may not delegate any of its
discretionary functions under the Agreement with respect to
the Managed Portion without the prior written consent of
the Adviser.  Any such delegation shall be subject to an
agreement in writing between the Adviser and the Sub-
Adviser and the review and approval of the Board of the
Trust and shall be further subject to the requirements of
the 1940 Act and the terms and conditions of the SEC
exemptive order relating to the manager of managers
structure with respect to the Fund.   For the avoidance of
doubt, the Sub-Adviser shall be responsible for the fees of any such delegate which the Sub-Adviser appoints from time to time.

4.	Section 6 is hereby amended to include the new sub-section
(g) as follows:

(g) The Sub-Adviser shall comply with any legal obligations directly applicable to it arising in respect of transactions effected by it on behalf of the Managed
Portion. Upon reasonable request by the Sub-Adviser, the Adviser shall use commercially reasonable efforts to provide assistance to the Sub-Adviser in respect of any trade and transaction reporting obligations it may have in respect of applicable laws and regulatory requirements.
The Adviser acknowledges and agrees that the Sub-Adviser is expressly permitted to make information about relevant transactions public and/or provide information about relevant transactions public and/or to provide information about relevant transactions or positions to one or more regulators or trading venues, to the extent the Sub-Adviser reasonably believes that it is required to do so by applicable law or regulatory rules or the rules of any relevant trading venue.

5.	Section 19 is hereby amended to add the following as a new
paragraph to the end of such Section:

Telephone conversations between the Sub-Adviser and the Adviser will be recorded. Communications between the Adviser and the Sub-Adviser will be in English.

6.	Except as otherwise set forth herein, the terms and
conditions of the Sub-Advisory Agreement shall remain in full force and effect.


      IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute this Amendment
No. 1 to the Sub-Advisory Agreement as of the day and year first written above.


BlackRock Advisors, LLC

By:  /s/ Neal J. Andrews
Name: Neal J. Andrews
Title: Managing Director


GLG Partners LP
By:  GLG Partners Limited,
its general partner

By:  /s/ Suzy Davies
Name: Suzy Davies
Title: Authorised Signatory

By:  /s/ William Swan
Name: William Swan
Title: Authorised Signatory



ACKNOWLEDGEMENT:

The undersigned officer of the
Trust hereby executes this
Amendment No. 1 to the Sub-
Advisory Agreement on behalf of
the Fund as of the date first
written above. The Trust does not
hereby undertake, on behalf of the
Fund or otherwise, any obligation
to the Sub-Adviser.

BlackRock Funds, on behalf of its series
BlackRock Multi-Manager
Alternative Strategies Fund


By: /s/ John Perlowski
Name: John Perlowski
Title: President and Chief Executive Officer